Exhibit 99.1

News Release

U.S. Silica Holdings, Inc. Announces Second Quarter 2016 Results

•	Revenue of $117.0 million decreased 5% sequentially

•	Net loss for the quarter of $0.19 per basic share

•	Tons sold in Oil and Gas down 6% sequentially

•	Generated $5.1 million of operating cash flow

•	Accretive acquisition of NBR Sands adds regional capacity with direct access to Texas shale basins

Frederick, Md., Aug. 2, 2016 – U.S. Silica Holdings, Inc. (NYSE: SLCA) today announced a net loss of $12.0 million or $(0.19) per basic and diluted share for the second quarter ended June 30, 2016 compared with net income of $10.0 million or $0.19 per basic share and $0.18 per diluted share for the second quarter of 2015. The second quarter results were negatively impacted by $1.1 million in restructuring costs for actions designed to help bring the business more in line with current market conditions and $0.9 million of business development-related expense. Excluding these expenses, EPS was $(0.17) per basic share for the quarter.

“I’m very pleased with our overall performance in the quarter, especially given the continued headwinds we are facing in our oil and gas business,” said Bryan Shinn, president and chief executive officer. “Our industrial business had one of the best quarters in its 116-year history, we generated positive operating cash flow and subsequent to the end of the quarter used our best-in-class balance sheet to facilitate an accretive acquisition that enables us to profitably increase our market share in oil and gas.”

Second Quarter 2016 Highlights

Total Company

•	Revenue totaled $117.0 million compared with $147.5 million for the same period last year, a decrease of 21% on a year-over-year basis and a decrease of 5% sequentially from the first quarter of 2016.

•	Overall tons sold totaled 2.2 million, down 1% compared with the 2.3 million tons sold in the second quarter of 2015 and a decrease of 2% sequentially from the first quarter of 2016.

•	Contribution margin for the quarter was $15.5 million, down 53% compared with $32.8 million in the same period of the prior year and down 13% sequentially from the first quarter of 2016.

•	Adjusted EBITDA was $5.4 million compared with Adjusted EBITDA of $23.4 million for the same period last year, a decrease of 77% on a year-over-year basis and an increase of 2% sequentially compared with the first quarter of 2016.

Oil and Gas

•	Revenue for the quarter totaled $64.9 million compared with $90.9 million in the same period in 2015, a decrease of 29% on a year-over-year basis and a decrease of 12% sequentially from the first quarter of 2016.

•	Tons sold totaled 1.3 million, an increase of 9% compared with 1.2 million tons sold in the second quarter of 2015 and a decrease of 6% sequentially compared with the tons sold in the first quarter of 2016.

•	55% of tons were sold in basin compared with 62% sold in basin in the second quarter of 2015, and 49% for the first quarter of 2016

•	Segment contribution margin was a loss of $6.0 million versus a profit of $13.3 million in the second quarter of 2015, a decrease of 145% on a year-over-year basis.

Industrial and Specialty Products

•	Revenue for the quarter totaled $52.1 million compared with $56.7 million for the same period in 2015, a decrease of 8% on a year-over-year basis and an increase of 7% on a sequential basis from the first quarter of 2016.

•	Tons sold totaled 0.9 million, a decrease of 13% on a year-over-year basis and an increase of 5% on a sequential basis compared with the first quarter of 2016.

•	Segment contribution margin was $21.5 million compared with $19.5 million in the second quarter of 2015, an increase of 10% on a year-over-year basis and up 27% sequentially compared with the first quarter of 2016.

Capital Update

As of June 30, 2016, the Company had $454.2 million in cash and cash equivalents and $46.7 million available under its credit facilities. Total debt at June 30, 2016 was $490 million. Capital expenditures in the second quarter totaled $17.3 million and were associated largely with the Company’s purchase of reserves adjacent to its Ottawa, Illinois, facility and investments in various maintenance, expansion and cost improvement projects.

On July 15, 2016, the Company entered into an agreement and plan of merger to acquire all of the outstanding capital stock of New Birmingham, Inc., a low cost, regional frac sand producer with more than 20 years of quality reserves located near Tyler, Texas, for approximately $210 million, subject to customary adjustments at closing. The transaction is expected to close in August 2016.

Outlook and Guidance

Due to the current lack of visibility in its Oil and Gas business, the Company will continue to refrain from providing guidance for Adjusted EBITDA until such time as it can gain more clarity around our customers’ business activity levels and the associated demand for our products. Based on current market conditions, the Company anticipates that its capital expenditures for 2016, including the aforementioned reserves purchase, will be in the range of $28 million to $33 million.

Conference Call

U.S. Silica will host a conference call for investors tomorrow, Aug. 3, 2016 at 9:00 a.m. Eastern Time to discuss these results. Hosting the call will be Bryan Shinn, president and chief executive officer and Don Merril, vice president and chief financial officer. Investors are invited to listen to a live webcast of the conference call by visiting the “Investor Resources” section of the Company’s website at www.ussilica.com. The webcast will be archived for one year. The call can also be accessed live over the telephone by dialing (877) 869-3847 or for international callers, (201) 689-8261. A replay will be available shortly after the call and can be accessed by dialing (877) 660-6853 or for international callers (201) 612-7415. The conference ID number for the replay is 13640925. The replay of the call will be available through Sept. 2, 2016.

About U.S. Silica

U.S. Silica Holdings, Inc., a member of the Russell 2000, is a leading producer of commercial silica used in the oil and gas industry, and in a wide range of industrial applications. Over its 116-year history, U.S. Silica has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 260 products to customers across our end markets. The Company currently operates nine industrial sand production plants and eight oil and gas sand production plants. The Company is headquartered in Frederick, Maryland and also has offices located in Chicago, Illinois, and Houston, Texas.

Forward-looking Statements

Certain statements in this press release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of this date. Forward-looking statements made include any statement that does not directly relate to any historical or current fact and may include, but are not limited to, statements regarding U.S. Silica’s growth opportunities, strategy, future financial results, forecasts, projections, plans and capital expenditures, and the commercial silica industry. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are: (1) fluctuations in demand for commercial silica; (2) the cyclical nature of our customers’ businesses; (3) operating risks that are beyond our control; (4) federal, state and local legislative and regulatory initiatives relating to hydraulic fracturing; (5) our ability to implement our capacity expansion plans within our current timetable and budget; (6) loss of, or reduction in, business from our largest customers or failure of our customers to pay amounts due to us; (7) increasing costs or a lack of dependability or availability of transportation services or infrastructure; (8) our substantial indebtedness and pension obligations; (9) our ability to attract and retain key personnel; (10) silica-related health issues and corresponding litigation; (11) seasonal and severe weather conditions; and (12) extensive and evolving environmental, mining, health and safety, licensing, reclamation and other regulation (and changes in their enforcement or interpretation). Additional information concerning these and other factors can be found in U.S. Silica’s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

U.S. SILICA HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; dollars in thousands, except per share amounts)

	Three Months Ended June 30,
	2016	2015
Sales	$116,994	$147,511
Cost of goods sold (excluding depreciation, depletion and amortization)	102,707	117,200
Operating expenses
Selling, general and administrative	14,585	6,575
Depreciation, depletion and amortization	15,209	13,695

	29,794	20,270

Operating income (loss)	(15,507)	10,041
Other income (expense)
Interest expense	(6,647)	(6,928)
Other income, net, including interest income	608	498

	(6,039)	(6,430)

Income (loss) before income taxes	(21,546)	3,611
Income tax benefit	9,555	6,342

Net income (loss)	$(11,991)	$9,953

Earnings (loss) per share:
Basic	($0.19)	$0.19
Diluted	($0.19)	$0.18
Weighted average shares outstanding:
Basic	63,417	53,303
Diluted	63,417	53,857
Dividends declared per share	$0.06	$0.13

U.S. SILICA HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	June 30, 2016	December 31, 2015
	(unaudited)	(audited)
ASSETS
Current Assets:
Cash and cash equivalents	$454,208	$277,077
Short-term investments	—	21,849
Accounts receivable, net	54,293	58,706
Inventories, net	67,158	65,004
Prepaid expenses and other current assets	8,899	9,921
Income tax deposits	1,145	6,583

Total current assets	585,703	439,140

Property, plant and mine development, net	555,487	561,196
Goodwill	68,647	68,647
Trade names	14,474	14,474
Customer relationships, net	6,205	6,453
Deferred income taxes, net	1,314	—
Other assets	17,323	18,709

Total assets	$1,249,153	$1,108,619

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$48,217	$49,631
Dividends payable	4,080	3,453
Accrued liabilities	11,538	11,708
Accrued interest	57	58
Current portion of long-term debt	3,336	3,330
Deferred revenue	4,622	15,738

Total current liabilities	71,850	83,918

Long-term debt	486,705	488,375
Deferred revenue	67,537	59,676
Liability for pension and other post-retirement benefits	63,887	55,893
Deferred income taxes, net	—	19,513
Other long-term obligations	17,828	17,077

Total liabilities	707,807	724,452
Stockholders’ Equity:
Preferred stock	—	—
Common stock	639	539
Additional paid-in capital	381,349	194,670
Retained earnings	190,964	220,974
Treasury stock, at cost	(10,850)	(15,845)
Accumulated other comprehensive loss	(20,756)	(16,171)

Total stockholders’ equity	541,346	384,167

Total liabilities and stockholders’ equity	$1,249,153	$1,108,619

Non-GAAP Financial Measures

Segment Contribution Margin

Segment contribution margin is a key metric that management uses to evaluate our operating performance and to determine resource allocation between segments. Segment contribution margin excludes certain corporate costs not associated with the operations of the segment. These unallocated costs include costs related to corporate functional areas such as sales, production and engineering, corporate purchasing, accounting, treasury, information technology, legal and human resources.

The following table sets forth a reconciliation of net income (loss), the most directly comparable GAAP financial measure, to segment contribution margin.

	For the Three Months Ended June 30,
	2016	2015
	(unaudited; in thousands)
Sales:
Oil & Gas Proppants	$64,926	$90,855
Industrial & Specialty Products	52,068	56,656

Total Sales	116,994	147,511
Segment contribution margin:
Oil & Gas Proppants	(5,995)	13,257
Industrial & Specialty Products	21,486	19,531

Total segment contribution margin	15,491	32,788
Operating activities excluded from segment cost of goods sold	(1,204)	(2,477)
Selling, general and administrative	(14,585)	(6,575)
Depreciation, depletion and amortization	(15,209)	(13,695)
Interest expense	(6,647)	(6,928)
Other income, net, including interest income	608	498
Income tax benefit	9,555	6,342

Net income (loss)	$(11,991)	$9,953

Adjusted EBITDA

Adjusted EBITDA is not a measure of our financial performance or liquidity under GAAP and should not be considered as an alternative to net income (loss) as a measure of operating performance, cash flows from operating activities as a measure of liquidity or any other performance measure derived in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized, and excludes certain non-recurring charges that may recur in the future. Management compensates for these limitations by relying primarily on our GAAP results and by using Adjusted EBITDA only supplementally. Our measure of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

The following table sets forth a reconciliation of net income (loss), the most directly comparable GAAP financial measure, to Adjusted EBITDA:

	For the Three Months Ended June 30,
	2016	2015
	(unaudited; in thousands)
Net income (loss)	$(11,991)	$9,953
Total interest expense, net of interest income	6,150	6,537
Provision for taxes	(9,555)	(6,342)
Total depreciation, depletion and amortization expenses	15,209	13,695

EBITDA	(187)	23,843
Non-cash incentive compensation (1)	3,449	(2,179)
Post-employment expenses (excluding service costs) (2)	199	868
Business development related expenses (3)	861	(375)
Other adjustments allowable under our existing credit agreement (4)	1,051	1,286

Adjusted EBITDA	$5,373	$23,443

(1)	Reflects equity-based compensation expense.
(2)	Includes net pension cost and net post-retirement cost relating to pension and other post-retirement benefit obligations during the applicable period, but in each case excluding the service cost relating to benefits earned during such period. See Note K - Pension and Post-retirement Benefits to our Financial Statements in Part 1, Item 1 of this Quarterly Report on Form 10-Q.
(3)	Reflects expenses related to business development activities in connection with our growth and expansion initiatives.
(4)	Reflects miscellaneous adjustments permitted under our existing credit agreement, including such items as restructuring costs for actions that will provide future cost savings. Restructuring costs were $1.1 million and $0.8 million, respectively, for the three months ended June 30, 2016 and 2015.

Investor Contact:

Michael Lawson

Director of Investor Relations and Corporate Communications

(301) 682-0304

lawsonm@USSilica.com                                                                   #